AMENDMENT NO. 1 TO SECURITIES SUBSCRIPTION AGREEMENT

This Amendment No. 1 (the “Amendment”) dated October 8, 2010 to that certain Securities Subscription Agreement (the “Agreement”) dated July 9, 2010, by and between FlatWorld Acquisition Corp., a British Virgin Islands business company (the “Company”), having its principal place of business at Palm Grove House, Palm Grove Park, Road Town, Tortola, VG1110, British Virgin Islands, and FWAC Holdings Limited, a British Virgin Islands company incorporated with limited liability (the “Sponsor”), having its principal place of business at PO Box 4649, Palm Grove House, Palm Grove Park, Road Town, Tortola, VG1110, British Virgin Islands.  All capitalized terms not defined herein shall have the same meaning ascribed to them in the Agreement.

WHEREAS, on July 9, 2010 the Sponsor subscribed for 1,078,125 Ordinary Shares, up to 140,625 of which were subject to complete or partial forfeiture; and

WHEREAS, on October 8, 2010 the Company declared a 0.933333 for 1 share combination (the “Share Combination”), the result of which left the Sponsor (and sole shareholder of the Company) with 1,006,250 Ordinary Shares; and

WHEREAS, the Company and the Sponsor now wish to amend certain provisions of the Agreement as a result of the Share Combination.

Pursuant to Section 6.4 of the Agreement, the Company and the Sponsor hereby agree to amend the Agreement, effective on the date hereof, as follows:

1.  AMENDMENTS TO THE AGREEMENT.  Section 3.1 is hereby amended and restated in its entirety as follows:

“In the event the Over-allotment Option granted to the representative of the underwriters of the Company’s IPO is not exercised in full, the Subscriber acknowledges and agrees that it shall forfeit any and all rights to such number of Shares (up to an aggregate of 131,250 Shares and pro rata based upon the percentage of the Over-allotment Option exercised) such that immediately following such forfeiture, the Subscriber (and all other initial shareholders prior to the IPO, if any) will own an aggregate number of Shares (not including Ordinary Shares issuable upon exercise of any warrants or any Ordinary Shares purchased by Subscriber in the Company’s IPO or in the aftermarket) equal to 20% of the issued and outstanding Ordinary Shares immediately following the IPO.”

2.  MUTUAL DRAFTING.  This Amendment is the joint product of the Company and the Sponsor and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

3.  NO OTHER AMENDMENTS; GOVERNING LAW; COUNTERPARTS.  Except as specifically set forth in this Amendment, there are no other amendments to the Agreement and the Agreement shall remain unmodified and in full force and effect.  This Amendment shall be governed by and construed in accordance with the internal laws of the British Virgin Islands.  This Amendment may be executed in one or more counterparts.  In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

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IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the date first set forth above.

FlatWorld Acquisition Corp.

By: /s/ Raj K. Gupta___________

     Name:  Raj K. Gupta

     Title: Chief Executive Officer

FWAC Holdings Limited

By: /s/ Jeffrey A. Valenty_______

     Name: Jeffrey A. Valenty

     Title: Chief Financial Officer